UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 24, 2015

INTERLINE BRANDS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32380	03-0542659
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 San Marco Boulevard, Jacksonville, Florida 32207

(Address of Principal Executive Offices) (Zip Code)

(902) 421-1400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note.

On August 24, 2015, The Home Depot, Inc., a Delaware corporation (“Parent”), completed its previously announced acquisition of Interline Brands, Inc., a Delaware corporation (the “Company”). Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 21, 2015, by and among Parent, Chariot Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the Company and GS Capital Partners VI, L.P., solely as representative of the stockholders and optionholders, Merger Sub was merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Item 1.02. Termination of a Material Definitive Agreement.

As previously disclosed, on July 24, 2015, the Company directed that Wells Fargo Bank, National Association, as trustee under the indenture (the “Indenture”) governing the Company’s 10%/10.75% Senior Notes due 2018 (the “Notes”), provide notice of conditional redemption to the holders of the Notes. The notice of conditional redemption was conditioned upon the consummation of the Merger. Following the consummation of the Merger, all outstanding Notes were redeemed and cancelled on August 24, 2015 for an aggregate redemption price of approximately $302 million.

Following the redemption and cancellation of the Notes, the Indenture was satisfied and discharged in accordance with its terms and the Company was released from its obligations with respect to the Indenture, except with respect to those provisions of the Indenture that by their terms survived the satisfaction and discharge.

On August 24, 2015, in connection with the completion of the Merger, the Credit Agreement, dated as of September 7, 2012 (and as amended, supplemented or otherwise modified to date), among Interline Brands, Inc., a New Jersey corporation (“Opco”), Wilmar Financial, Inc., a Delaware corporation, the other loan parties party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent (the “ABL Facility”), was terminated. Except for certain existing letters of credit and certain bank services which will be transferred to an existing facility of Parent, in connection with such termination, the Company repaid all outstanding loans and interest accrued under the ABL Facility. On August 24, 2015, the First Lien Term Loan Agreement, dated as of March 17, 2014, by and among Opco, the Company, the subsidiaries of Opco from time to time party thereto, the lenders party thereto and Barclays Bank PLC, as administrative agent (the “Term Loan Facility”), was also terminated. In connection with such termination, the Company repaid all outstanding loans and interest accrued under the Term Loan Facility.

On August 24, 2015, also in connection with the completion of the Merger, the Stockholders Agreement, dated as of September 7, 2012, and the Registration Rights Agreement, dated as of September 7, 2012, each by and among the Company and the stockholders party thereto, were terminated.

Item 3.03. Material Modification to Rights of Security Holders.

The disclosures under the Introductory Note and Item 1.02 (to the extent pertaining to the redemption of the Notes and satisfaction and discharge of the Indenture) are incorporated herein by reference.

Item 5.01. Changes in Control of Registrant.

As a result of the Merger, Parent became the controlling stockholder of the Surviving Corporation. Parent acquired the Company for cash consideration in the amount of $1.625 billion, subject to working capital and other customary purchase price adjustments, approximately $886 million of which was used to pay off certain indebtedness of the Company and its subsidiaries and to pay related fees and expenses and approximately $44 million of which was used to pay certain transaction related expenses of the Company and its subsidiaries related to the Merger. Parent funded the merger consideration, the pay-off of certain indebtedness of the Company and its subsidiaries and the payment of the transaction related expenses through cash on hand.

In addition, the disclosures under the Introductory Note and Item 5.02 are incorporated herein by reference.

Item 5.02 Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2015, pursuant to the terms of the Merger Agreement and automatically upon the effective time of the Merger, each of the following directors was replaced on the board of directors of the Company (the “Board”) and no longer serve on any committee of the Board: Michael J. Grebe, Kenneth D. Sweder, Ann Berry, Christopher Crampton, Bradley Gross, Dennis J. Letham, Sanjeev Mehra, Claus J. Moller, Jozef Opdeweegh and Joshua D. Paulson.

On August 24, 2015, pursuant to the terms of the Merger Agreement and automatically upon the effective time of the Merger, Teresa Wynn Roseborough and Carol B. Tomé became the directors of the Surviving Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERLINE BRANDS, INC.

By:	/s/ Michael Agliata
Name:	Michael Agliata
Title:	Vice President, General Counsel & Secretary

Date: August 24, 2015